Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jennifer Sniderman
717-534-7556	717-534-6275

Hershey Reports Second-Quarter 2018 Financial Results
Updates 2018 Reported Net Sales and Earnings Outlook to Reflect Strategic International Business Divestitures
Reaffirms 2018 Organic Sales and Adjusted Earnings Outlook
Announces Stock Repurchase Program and Increases Dividend 10%

HERSHEY, Pa., July 26, 2018 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 1, 2018. The company updated its 2018 reported net sales and earnings outlook to reflect strategic international business divestitures and reaffirmed its organic sales and adjusted earnings outlook.

“We delivered our second quarter results and we remain on track to achieve the financial targets we shared in April,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We continue to invest in the U.S. with our core brands and build capabilities for growth while taking measured steps to enhance long-term profitability. Amplify's strong performance in the marketplace continues and the integration is proceeding as planned. I am very pleased with the ongoing transformation of our international business with solid organic growth, meaningful profit improvement, and the successful divestitures of Tyrrells and Golden Monkey.

“Hershey’s Board of Directors has approved a new $500 million stock repurchase authorization and a dividend increase of 10%,” Buck continued. “Hershey’s solid balance sheet and strong cash flow generation gives the company continued flexibility against its cash priorities, including returning cash to shareholders in the form of dividends and buy backs, while also being able to participate in strategic merger and acquisition activity.”

Second Quarter 2018 Financial Results Summary

•	Consolidated net sales of $1,751.6 million, an increase of 5.3%.

•	Acquisitions were a 5.9 point benefit to net sales growth and foreign currency exchange rates were negligible.

•	Reported net income of $226.9 million, or $1.08 per share-diluted.

•	Adjusted earnings per share-diluted of $1.14, an increase of 5.6%.
(All comparisons above are with respect to the second quarter ended July 2, 2017)

2018 Full Year Financial Outlook Summary

•
Full-year reported net sales are expected to increase towards the low end of the updated 3.5% to 5.5% range. This includes an updated net impact from acquisitions and divestitures of approximately 3.5 points versus the previous estimate of 5.0 points, reflecting recent international business divestitures.

•	The outlook for organic net sales is reaffirmed towards the low end of the slightly up to 2% range.

•	The impact of foreign currency exchange rates is expected to be negligible.

•	Full-year reported earnings per share-diluted are now expected to be in the $4.76 to $4.96 range.

•	The outlook for adjusted earnings per share-diluted of $5.33 to $5.43, an increase of 14 to 16%, is reaffirmed.

•	Quarterly dividend declared on Common Stock and increased 10%.
(All comparisons above are with respect to the fiscal year ended December 31, 2017)

Second Quarter 2018 Results
Consolidated net sales were $1,751.6 million in the second quarter of 2018 versus $1,663.0 million in the year ago period, an increase of 5.3%. Acquisitions were a 5.9 point benefit, volume was a 1.0 point benefit and net price realization was a 1.6 point headwind. Foreign currency translation impact was negligible.

As outlined in the table below, the company’s second quarter 2018 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $22.6 million, or $0.06 per share-diluted. For the second quarter of 2017, items impacting comparability totaled $24.8 million, or $0.13 per share-diluted.

Reported gross margin of 45.3% represented a decline of 80 basis points versus the second quarter of 2017. Adjusted gross margin was 44.5% in the second quarter of 2018, compared to 47.1% in the second quarter of 2017, a decline of 260 basis points. This was in line with expectations, driven by higher freight and logistics costs, incremental investments in trade and packaging, unfavorable mix and additional plant costs related to new production lines.

Advertising and related consumer marketing expense increased on core confection brands in North America but was offset by spend optimization and shifts within emerging brands and international resulting in an overall decline of 7.2% in the second quarter of 2018 versus the same period last year. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 5.6% for the second quarter of 2018. The company continued to reduce its foundational cost structure, but that benefit was more than offset by Amplify acquisition costs and investment in the multi-year implementation of its enterprise resource planning (ERP) system.

Second quarter 2018 reported operating profit was $315.7 million, resulting in an operating margin of 18.0%. Adjusted operating profit of $339.5 million declined 2.0% versus the second quarter of 2017 and resulted in an adjusted operating margin of 19.4% driven by gross margin declines.

The effective tax rate in the second quarter of 2018 was 14.1%, including the impact of the U.S. Tax and Jobs Act of 2017. As anticipated, the second-quarter 2018 adjusted tax rate of 16.0% declined versus the prior year period due to U.S. tax reform.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Derivative Mark-to-Market (Gains) Losses	$(20.8)	$11.6	$(0.09)	$0.06
Business Realignment Activities	15.3	14.5	0.02	0.04
Acquisition-Related Costs	4.8	—	0.01	—
Long-Lived Asset Impairment Charges[1]	27.2	—	0.13	0.04
Noncontrolling Interest Share of Business Realignment Charges	(1.2)	(1.3)	—	(0.01)
Gain on Sale of Licensing Rights	(2.7)	—	(0.01)	—
Total	$22.6	$24.8	$0.06	$0.13
1 There were no pre-tax impairment charges associated with long-lived assets during the three months ended July 2, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an earnings per share- (EPS) diluted impact for each of the quarters throughout 2017.

The following are comments about segment performance for the second quarter of 2018 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,560.0 million in the second quarter of 2018, an increase of 5.6% versus the same period last year, driven by the Amplify acquisition.

Total Hershey U.S. retail takeaway1 for the 12 weeks ended July 15, 2018, was in line with prior year in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores). Hershey’s U.S. candy, mint, and gum (CMG) retail takeaway for the 12 weeks ended July 15, 2018, in the MULO + C-Stores channels declined (0.4%), resulting in a CMG market share loss of 30 basis points.

North America advertising and related consumer marketing increased on core confection brands but was offset by spend optimization and shifts within emerging brands, resulting in an overall decline of 6.1% in the second quarter of 2018 versus the same period last year. Gross margin pressures and incremental business investment costs resulted in a segment income decline of 3.5% to $443.9 million in the second quarter of 2018, compared to $460.0 million in the second quarter of 2017.

As a category leader and key partner to its customers, the company continues to invest in core brands and build capabilities in this dynamic environment. As consumers increasingly blur the physical and digital shopping experience, Hershey is making meaningful progress to drive awareness, equity and conversion across the retail ecosystem from any touchpoint. Second-half consumer-driven initiatives, including Reese’s Outrageous! bar, strong Halloween and Holiday activity, and new campaigns on Reese’s and Hershey’s brands will be important contributors to the company’s growth.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
Second-quarter 2018 net sales for Hershey’s International and Other segment increased 3.1% to $191.7 million. Net price realization and volume were a 3.8 point and 1.0 point benefit, respectively. The impact of foreign currency exchange rates was a 1.7 point headwind. Combined constant currency net sales growth in Mexico, Brazil and India was about 15%. The transformation of our China business continues and is on track. Recent strategic international divestitures enable us to further streamline operations and focus on driving profitable growth in our core Hershey’s portfolio throughout key markets and channels. International and Other segment income of $16.6 million in the second quarter of 2018 compared to segment income of $8.4 million in the second quarter of 2017.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the second quarter of 2018 was $121.0 million, a decrease of $0.9 million versus the same period of 2017. The decline was driven by Margin for Growth Program initiatives to reduce our foundational cost structure, partially offset by the Amplify acquisition and the multi-year implementation of the company’s ERP system.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended July 1, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(2.6)%	3.8%	(6.4)%
Total North America segment	5.6%	0.2%	5.4%

International and Other segment
Mexico	3.2%	(4.4)%	7.6%
Brazil	8.3%	(13.9)%	22.2%
India	23.1%	(5.1)%	28.2%
Greater China	6.7%	7.8%	(1.1)%
Total International and Other segment	3.1%	(1.7)%	4.8%

Total Company	5.3%	—%	5.3%
We also present the percentage change in projected 2018 net sales on a constant currency basis.  To determine this, projected 2018 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2017 results translated into U.S. dollars using the same 2017 average monthly exchange rates.

2018 Full Year Financial Outlook
Full-year reported net sales are expected to increase towards the lower end of the updated 3.5% to 5.5% range. This includes an updated net impact from acquisitions and divestitures of approximately 3.5 points versus the previous estimate of 5.0 points, reflecting recent international business divestitures. Estimated reported earnings per share-diluted are now expected to be in the $4.76 to $4.96 range.

Consistent with its previous guidance for 2018, the company expects:

•	Organic sales growth towards the low end of the slightly up to 2% range.

•	Foreign currency exchange rate impact to be negligible.

•	Adjusted earnings per share-diluted of $5.33 to $5.43, an increase of 14% to 16%.

•
Adjusted gross margin to decrease around 125 basis points, as benefits from productivity and cost savings initiatives are more than offset by unfavorable sales mix and higher freight, logistics and packaging costs.

•	Margin for Growth Program savings of $80 million to $90 million.

•	Adjusted effective tax rate of approximately 19% to 20%.

•	Total capital additions, including software, of $355 million to $375 million dollars.

Below is a reconciliation of projected 2018 and full-year 2017 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2018 (Projected)	2017
Reported EPS – Diluted	$4.76 - $4.96	$3.66
Derivative mark-to-market gains	—	(0.14)
Business realignment costs	0.20 - 0.25	0.25
Acquisition-related costs	0.15 - 0.20	—
Gain on sale of licensing rights	(0.01)	—
Pension settlement charges relating to Company-directed initiatives	—	0.02
Long-lived asset impairment charges	0.13	0.87
Impact of U.S. tax reform	—	0.15
Noncontrolling interest share of business realignment and impairment charges	—	(0.12)
Adjusted EPS – Diluted	$5.33 - $5.43	$4.69
2018 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on second-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, acquisition-related costs, long-lived asset impairment charges, gains and losses associated with mark-to-market commodity derivatives, and the gain realized on the sale of a trademark. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.
In conjunction with the adoption of ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715), in the first quarter of 2018, the company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, the company excluded from its non-GAAP results the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The company did not historically exclude from its non-GAAP results the non-service related components relating to its other post-retirement benefit plans. Starting with the first quarter of 2018, the company will continue to exclude from its non-GAAP results the portion of pension settlement and/or curtailment charges relating to company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. As a result of this change in the composition of the company's non-GAAP financial measures, the 2017 comparative information presented below provides the reconciliation of the revised non-GAAP measures, to their nearest comparable U.S. GAAP (reported) measures, which reflect the reclassifications required by the adoption of Topic 715.
The revision in the company’s determination of non-GAAP earnings resulted in a reduction of $0.01 to adjusted earnings per share-diluted from $1.09 to $1.08 for the three months ended July 2, 2017.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	July 1, 2018	July 2, 2017
		(Revised)
Reported gross profit	$793,420	$765,847
Derivative mark-to-market (gains) losses	(20,831)	11,556
Business realignment activities	7,322	5,772
Acquisition-related costs	25	—
Non-GAAP gross profit	$779,936	$783,175

Reported operating profit	$315,724	$320,492
Derivative mark-to-market (gains) losses	(20,831)	11,556
Business realignment activities	15,296	14,454
Acquisition-related costs	4,781	11
Long-lived asset impairment charges	27,168	—
Gain on sale of licensing rights	(2,658)	—
Non-GAAP operating profit	$339,480	$346,513

Reported provision for income taxes	$36,687	$78,390
Derivative mark-to-market (gains) losses*	(2,754)	(847)
Business realignment activities*	11,676	5,836
Acquisition-related costs*	1,076	4
Long-lived asset impairment charges**	—	(7,227)
Gain on sale of licensing rights*	(1,203)	—
Non-GAAP provision for income taxes	$45,482	$76,156

Reported net income	$226,855	$203,501
Derivative mark-to-market (gains) losses	(18,077)	12,403
Business realignment activities	3,619	8,618
Acquisition-related costs	3,705	7
Long-lived asset impairment charges	27,168	7,227
Noncontrolling interest share of business realignment charges	(1,246)	(1,296)
Gain on sale of licensing rights	(1,455)	—
Non-GAAP net income	$240,569	$230,460

Reported EPS - Diluted	$1.08	$0.95
Derivative mark-to-market (gains) losses	(0.09)	0.06
Business realignment activities	0.02	0.04
Acquisition-related costs	0.01	—
Long-lived asset impairment charges	0.13	0.04
Noncontrolling interest share of business realignment charges	—	(0.01)
Gain on sale of licensing rights	(0.01)	—
Non-GAAP EPS - Diluted	$1.14	$1.08

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended July 2, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	July 1, 2018	July 2, 2017

As reported gross margin	45.3%	46.1%
Non-GAAP gross margin (1)	44.5%	47.1%

As reported operating profit margin	18.0%	19.3%
Non-GAAP operating profit margin (2)	19.4%	20.8%

As reported effective tax rate	14.1%	27.9%
Non-GAAP effective tax rate (3)	16.0%	24.8%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   During the second quarter of 2018, business realignment charges related primarily to severance expenses, accelerated depreciation and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the second quarter of 2018 included legal and consultant fees incurred to affect the Amplify acquisition, as well as other costs relating to the integration of the business. Costs incurred during the second quarter of 2017 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC (barkTHINS).

Long-Lived Asset Impairment Charges: During the second quarter of 2018, we recorded estimated losses to reduce the carrying values of the Shanghai Golden Monkey and Tyrrells businesses presented as held for sale to their estimated fair values less costs to sell.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Gain on Sale of Licensing Rights: During the second quarter of 2018, we recorded a gain on the sale of licensing rights for a non-core trademark relating to a brand marketed outside of the United States.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2017. All information in this press release is as of July 1, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 1, 2018 and July 2, 2017
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2018	2017	2018	2017

Net sales			$1,751,615	$1,662,991	$3,723,574	$3,542,669
Cost of sales			958,195	897,144	1,956,094	1,867,470
Gross profit			793,420	765,847	1,767,480	1,675,199

Selling, marketing and administrative expense			449,548	443,374	934,872	902,760
Long-lived asset impairment charges			27,168	—	27,168	208,712
Business realignment costs			980	1,981	9,204	45,998

Operating profit			315,724	320,492	796,236	517,729
Interest expense, net			34,952	24,126	64,291	47,867
Other (income) expense, net			20,766	15,249	22,708	20,384

Income before income taxes			260,006	281,117	709,237	449,478
Provision for income taxes			36,687	78,390	135,199	148,503

Net income including noncontrolling interest			223,319	202,727	574,038	300,975

Less: Net loss attributable to noncontrolling interest			(3,536)	(774)	(3,020)	(27,570)
Net income attributable to The Hershey Company			$226,855	$203,501	$577,058	$328,545

Net income per share	- Basic	- Common	$1.11	$0.98	$2.82	$1.58
	- Diluted	- Common	$1.08	$0.95	$2.73	$1.53
	- Basic	- Class B	$1.01	$0.89	$2.56	$1.44

Shares outstanding	- Basic	- Common	148,948	152,466	149,534	152,393
	- Diluted	- Common	210,378	214,640	211,170	214,585
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			45.3%	46.1%	47.5%	47.3%
Operating profit margin			18.0%	19.3%	21.4%	14.6%
Net margin			13.0%	12.2%	15.5%	9.3%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 1, 2018 and July 2, 2017
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2018	2017	% Change	2018	2017	% Change
Net sales:
North America	$1,559,952	$1,477,014	5.6%	$3,311,640	$3,154,160	5.0%
International and Other	191,663	185,977	3.1%	411,934	388,509	6.0%
Total	$1,751,615	$1,662,991	5.3%	$3,723,574	$3,542,669	5.1%

Segment income:
North America	$443,859	$460,048	(3.5)%	$978,285	$1,012,807	(3.4)%
International and Other	16,627	8,368	98.7%	34,307	10,091	240.0%
Total segment income (1)	460,486	468,416	(1.7)%	1,012,592	1,022,898	(1.0)%
Unallocated corporate expense (2)	121,006	121,903	(0.7)%	244,973	240,236	2.0%
Mark-to-market adjustment for commodity derivatives (3)	(20,831)	11,556	(280.3)%	(117,081)	(5,532)	2,016.4%
Long-lived asset impairment charges	27,168	—	NM	27,168	208,712	(87.0)%
Costs associated with business realignment initiatives	15,296	14,454	5.8%	31,247	61,442	(49.1)%
Acquisition-related costs	4,781	11	NM	32,707	311	NM
Gain on sale of licensing rights	(2,658)	—	NM	(2,658)	—	NM
Operating profit	315,724	320,492	(1.5)%	796,236	517,729	53.8%
Interest expense, net	34,952	24,126	44.9%	64,291	47,867	34.3%
Other (income) expense, net	20,766	15,249	36.2%	22,708	20,384	11.4%
Income before income taxes	$260,006	$281,117	(7.5)%	$709,237	$449,478	57.8%

(1) Segment income for the three and six months ended July 2, 2017 have been revised to conform to the current definition of segment income, which has been updated for the exclusion of certain pension-related costs.
(2) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(3) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Second Quarter		Six Months
	2018	2017	2018	2017
Segment income as a percent of net sales:
North America	28.5%	31.1%	29.5%	32.1%
International and Other	8.7%	4.5%	8.3%	2.6%

The Hershey Company
Consolidated Balance Sheets
as of July 1, 2018 and December 31, 2017
(in thousands of dollars)

Assets	2018	2017
	(unaudited)
Cash and cash equivalents	$467,352	$380,179
Accounts receivable - trade, net	501,863	588,262
Inventories	916,440	752,836
Prepaid expenses and other	479,450	280,633

Total current assets	2,365,105	2,001,910

Property, plant and equipment, net	2,083,840	2,106,697
Goodwill	1,674,966	821,061
Other intangibles	1,016,312	369,156
Other assets	262,704	251,879
Deferred income taxes	2,726	3,023

Total assets	$7,405,653	$5,553,726

Liabilities and Stockholders' Equity

Accounts payable	$496,865	$523,229
Accrued liabilities	635,728	676,134
Accrued income taxes	30,336	17,723
Short-term debt	1,046,927	559,359
Current portion of long-term debt	304,401	300,098

Total current liabilities	2,514,257	2,076,543

Long-term debt	3,249,689	2,061,023
Other long-term liabilities	436,691	438,939
Deferred income taxes	141,199	45,656

Total liabilities	6,341,836	4,622,161

Total stockholders' equity	1,063,817	931,565

Total liabilities and stockholders' equity	$7,405,653	$5,553,726